Exhibit 10.2

CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of 2 November 2011 by and between E-Waste Systems, Inc. (“EWSI”), and Fine Resource, Inc. (the “Consultant”).

Whereas, EWSI is progressively expanding its business of electronics waste recycling and related reverse logistics services, and

Whereas, Rick Fine, President of the Consultant, is highly experienced and well connected with principals and trading partners in electronics in the USA and around the world, and

Whereas, EWSI does not have the sufficient depth of personnel resources or the experience needed to convert opportunities as rapidly and as completely as it would like, and

Whereas, EWSI desires to retain the Consultant to provide executive consulting services to EWSI to take advantage of the Consultant’s experience and to exploit commercial opportunities, and the Consultant is willing to provide such consulting services acting on behalf of EWSI.

Now therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.   Engagement; Consultant Relationship; Duties; Title.  EWSI hereby engages the Consultant, and the Consultant hereby agrees to render, consulting services to EWSI in connection with the expansion of the business of EWSI as listed on Schedule A. The Consultant shall report to the Chief Executive (the “CEO”) of EWSI or to such other person as the CEO shall designate. The Consultant shall devote a portion of his business time and efforts to the development and expansion  of EWSI’s business, as shown on Schedule A. The Consultant shall use reasonable efforts in such endeavors. The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use, and shall agree to abide by the rules of governance established by EWSI’s board of directors, including but not limited to, the Code of Business Conduct and Ethics and the Insider Trading Policies (copies of which are attached as Schedules B and C).

It is understood that having the credibility of a title of distinction may enhance the Consultant’s success, and EWSI hereby allows Rick Fine of the Consultant to use the title of Executive Consultant, Global Business Development for the term of this engagement.  EWSI shall include reference to this role on its website, in the ‘Team’ section, and shall provide an EWSI email address for correspondence.

2.   Term and Termination. The term of this Agreement shall begin on the date first signed and shall automatically renew for subsequent 1 year terms unless otherwise terminated by either Party within 60 days of each twelve month anniversary (the ‘Termination Date’); and thereafter until the third anniversary of the date of this Agreement unless terminated by either party as described herein (the “Term”). Prior to any Termination Date, EWSI may terminate this agreement only for cause (defined as immoral, unethical, or illegal behavior by Fine or the Consultant).  Should EWSI terminate this agreement other than for cause, and subsequently concludes a transaction among those listed on Schedule A, EWSI shall pay to Consultant any fees deriving from such transactions in accordance with this Agreement.

Should the Consultant terminate this agreement other than due to a breach of this Agreement by EWSI, Consultant shall forfeit any claims to compensation for transactions completed by EWSI following the termination date, unless the fees earned were earned for work completed by the Consultant prior to the termination date.

Should Rick Fine leave the Consultant at any time prior to the Termination Date, EWSI shall have the right to terminate the Agreement and to pay the Consultant any fees earned to the date of his departure.

3.    Compensation. As initial compensation for services rendered by the Consultant under this Agreement, EWSI shall issue 250,000 restricted shares of EWSI’s common stock, which EWSI shall issue forthwith upon the signing of this Agreement.  The shares shall be issued when requested by the Consultant, of which 125,000 shall be issued directly to the Consultant’s partner Chris Rahilly, and the balance as directed by the Consultant.  The common stock issued shall be the same type of common stock as that issued to management. Upon completion of any of the business development initiatives such as are listed on Schedule A, EWSI shall pay the Consultant an incentive fee based on an agreed percentage of the value of the successful implementation of the initiatives, as further stipulated on Schedule A.

The Consultant shall have the right to nominate any payments earned to be paid either in cash, or restricted shares of common stock of EWSI at market price, or a mix thereof.

The Consultant will also be eligible to participate in EWSI’s Incentive Stock Option Plan, as adopted by its Board of Directors, and Consultant shall be entitled to participate in a manner consistent with vice president level executives of EWSI.

Unless otherwise required by law, all such compensation shall be payable without deduction for national or local income taxes, social security or any other amounts, which shall remain the responsibility of the Consultant.

4.    Expenses. The Consultant is in the business of trading in electronics and therefore shall pay for his own expenses unless otherwise agreed or required by EWSI.  For clarity, EWSI intends to pay for approved travel necessary to conclude business development transactions on behalf of EWSI.

5.    Independent Contractor. The Consultant is an independent contractor providing services to EWSI. The Consultant is not an agent of EWSI and shall have no right to bind EWSI, except as expressly and duly authorized by affirmative action of the CEO or board of directors. EWSI, as appropriate, will report all payments to be made hereunder on Forms 1099 (or their equivalent in a different country) as payments to the Consultant for independent contracting services. The Consultant shall not be entitled to participate in any employee benefits plans or programs of EWSI. EWSI shall not carry worker’s compensation insurance to cover the Consultant. EWSI shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or their equivalent in another country, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.    No Assignment. Unless otherwise agreed with EWSI, the Consultant cannot subcontract his duties or cause any other person or entity to perform his services. The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of EWSI. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

7.    Payment of Fees. Consultant may instruct EWSI, in writing, to make payments earned under this Agreement to any other company or individual as full and absolute settlement of such fees so long as doing so conforms with appropriate statutes, including without limitation US or international tax law, the Patriot Act or other such legislation, and SEC regulations.

8.    Confidentiality, Non-Competition and Non-Circumvention.  During the term of this Agreement and for a period of two (2) years after, EWSI and Consultant agree that neither of them, nor any affiliate of them, directly or indirectly, or in any other capacity, will (i) in any manner influence any person who is an employee of the other Party to leave such service or hire any such person, (ii) contact or solicit any Person that is or at any time within the one year period immediately prior to the date of this Agreement was a customer of EWSI or Consultant for the purpose of providing products, services or business competitive with that provided by the other PARTY, or provide any such products, services or business to any such Person, (iii) request or advise any suppliers, customers or accounts of the other Party to withdraw, curtail or cancel any business that is placed with the other Party, (iv) use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information of either Party, which is stipulated by either Party as confidential, regardless of the fact that EWSI and/or Consultant or any EWSI Affiliate may have participated in the development of that information, or (v) make any disparaging remarks about the other Party, their employees or officers, or their services, practices or conduct.

9.    Contracts or Other Agreements with Current or Former Employer or Business. The Consultant hereby represents and warrants that he is not subject to any agreement with respect to which the Consultant’s engagement by EWSI would be a breach.

10.    Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

11.    Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.

All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to EWSI:
Susan Johnson, Secretary-Treasurer
101 First Street #493
Los Altos, CA USA 94022

Attn:
If to Consultant:
Rick Fine
P.O Box 1436
Daphne, Alabama USA  36526

or to such other address as the parties hereto may specify, in writing, from time to time.

12.    Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.    Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by EWSI.

14.    Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by EWSI’s successors and assigns.

15.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.    Survival of Obligations. The duties and obligations contained in Paragraphs 6, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

17.    Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

18.    Tax Withholding; Indemnification. By reason of Consultant’s relationship with EWSI as an independent contractor, all sums required to be paid by EWSI to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless EWSI for any liability, claim, expense or other cost incurred by EWSI arising out of or related to the obligations of Consultant pursuant to this Paragraph 16.

19.    Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada.

20.   Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including, but not limited to, any question regarding its existence, validity, or termination, the Parties agree to submit to and be bound by the decision of a sole arbitrator who is qualified by the American Arbitration Association. Should the Parties be unable to agree upon a single arbitrator, then each shall select an arbitrator and these two arbitrators shall select a mutually agreed upon third arbitrator.

21.    Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

For E-Waste Systems, Inc.                                                                                                  Fine Resource, Inc.

/s/ Martin Nielson                                                                                                                /s/ Rick Fine
     Martin Nielson, CEO                                                                                                            Rick Fine, President

Schedule A

Initial List of Business Development Initiatives of the Consultant

1.    Acquisition of companies already in operation in the industry

Incentive Fee payable:  For any company introduced to EWSI by the Consultant and subsequently acquired by EWSI, the higher of $50,000 or 2.0% of the sales revenue as determined by EWSI’s auditors, for the twelve months immediately preceding the closing of the transaction. To justify the fee, EWSI expects Consultant to play a significant role in bringing the deal to a term sheet.  Upon signing of a detailed Letter of Intent for any such target, EWSI will issue a block of common stock as a progress payment, equal to 10% of the fee to be earned.  Upon sourcing of any target company, Consultant shall obtain confirmation from EWSI’s CEO or CFO that such target is ‘registered’ to the Consultant and qualifies for full consideration above.

2.    New Contracts of business for services to be rendered by EWSI

Incentive Fee payable:  2% of the first year value of the contract, based on gross revenues of e-scrap and usable electronics resold, as determined by EWSI’s auditors.  Upon obtaining cumulative contracts totaling at least 6,000 metric tones of e-waste within a 200 mile radius such that EWSI can commission an e-waste recycling plant to serve that tonnage, a bonus of 100,000 shares of EWSI common stock will be issued.  If an alternative agreement, such as a tolling contract is entered into, the Parties will negotiate a reasonable form of consideration in keeping with these principles.

3.    Hiring of key executives introduced to EWSI by the Consultant

Incentive Fee payable:  $15,000 for any senior executive (director or vice president), and $5,000 for any other management employee hired by EWSI.

4.     Right of First Refusal

EWSI grants to the Consultant the exclusive Right of First Refusal  to purchase output materials originating from companies EWSI acquires (or in the case of new processing plants installed:  see 3 above) (a ‘Target Company’) as a result of an introduction to EWSI by Consultant. This right commences at the time that any Target Company signs a Definitive Agreement with EWSI, and continues for a three-year term after such deal is legally closed.  This Right of First Refusal requires that the Consultant be able to, if necessary and at the principle discretion of the executives of the Target Company, at least match the price and processing requirements for the output stream of materials as defined by the Target Company.

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